Exhibit 99.1

Contact:              Robert M. Gorman - (804) 523-7828

Executive Vice President / Chief Financial Officer

ATLANTIC UNION BANKSHARES REPORTS FIRST QUARTER RESULTS

Richmond, Va., April 21, 2022 – Atlantic Union Bankshares Corporation (the “Company” or “Atlantic Union”) (Nasdaq: AUB) today reported net income available to common shareholders of $40.7 million and basic and diluted earnings per common share of $0.54 for the first quarter ended March 31, 2022. Adjusted operating earnings available to common shareholders(1) were $45.1 million, diluted operating earnings per common share(1) were $0.60, and pre-tax pre-provision adjusted operating earnings available to common shareholders(1) were $58.3 million for the first quarter ended March 31, 2022.

“Atlantic Union Bankshares is off to a strong start in 2022 highlighted by double digit annualized loan growth in a traditionally slower quarter for the company,” said John C. Asbury, president and chief executive officer of Atlantic Union. “While we are mindful of the current economic and geopolitical uncertainties, we are encouraged by our competitive positioning, market dynamics and the economic strength in our footprint. This gives us confidence in our ability to achieve our top tier financial targets by the end of the year on a run-rate basis.”

“Operating under the mantra of soundness, profitability and growth – in that order of priority - Atlantic Union remains committed to generating sustainable, profitable growth and building long term value for our shareholders.”

Strategic Initiatives

During the fourth quarter of 2021, the Company took certain actions to reduce expenses in light of the period's prevailing and expected operating environment that included the closure of the Atlantic Union Bankshares operations center and consolidation of 16 branches, all of which were completed in March 2022. These actions resulted in restructuring expenses in the first quarter of 2022 of approximately $5.5 million, compared to $16.5 million in the quarter ended December 31, 2021. Restructuring expenses in the first quarter of 2022 primarily related to lease and other asset write downs, as well as severance costs.

Share Repurchase Program

On December 10, 2021, the Company’s Board of Directors authorized a share repurchase program (the “Repurchase Program”) to purchase up to $100 million of the Company’s common stock through December 9, 2022 in open market transactions or privately negotiated transactions, including pursuant to a trading plan in accordance with Rule 10b5-1 and / or Rule 10b-18 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As part of the Repurchase Program, approximately 630,000 shares (or $25.0 million) were repurchased during the quarter ended March 31, 2022, and no shares were repurchased during the quarter ended December 31, 2021.

NET INTEREST INCOME

For the first quarter of 2022, net interest income was $130.9 million, a decrease from $138.3 million reported in the fourth quarter of 2021. Net interest income (FTE)(1) was $134.3 million in the first quarter of 2022, a decrease of approximately $7.3 million from the fourth quarter of 2021. The decreases in net interest income and net interest income (FTE) (1) were primarily driven by lower Paycheck Protection Program (“PPP”) loan related interest and fees, as well as lower prepayment activity, which drove lower accretion from acquisition accounting fair value adjustments. These decreases were partially offset by higher investment interest income due to growth in the average balance of the investment portfolio from the prior quarter, higher interest income driven by average loan growth, lower deposit costs, and lower borrowing costs primarily reflecting the $1 million in interest expense incurred in the fourth quarter of 2021 due to the acceleration of the unamortized discount associated with the Company’s redemption of its outstanding $150 million of 5% fixed-to-floating rate subordinated notes that were due to mature in 2026 (the “2026 Notes”). The first quarter net interest margin decreased 6 basis points to 2.97% from the previous quarter, and the net interest margin (FTE)(1) also decreased 6 basis points during the same period to 3.04%. The cost of funds decreased by 2 basis points compared to the fourth quarter of 2021, driven by lower costs on deposits, and lower borrowing costs noted above.

The Company’s net interest margin (FTE) (1) includes the impact of acquisition accounting fair value adjustments. Net accretion related to acquisition accounting was $2.0 million for the quarter ended March 31, 2022 representing a decline of $2.2 million from the prior quarter. The fourth quarter of 2021, the first quarter of 2022 and the remaining estimated net accretion impact are reflected in the following table (dollars in thousands):

	Loan	Deposit	Borrowings
	Accretion	Amortization	Amortization	Total
For the quarter ended December 31, 2021	$4,449	$(11)	$(203)	$4,235
For the quarter ended March 31, 2022	2,253	(10)	(203)	2,040
For the remaining nine months of 2022 (estimated)	3,599	(32)	(625)	2,942
For the years ending (estimated):
2023	3,670	(32)	(852)	2,786
2024	2,997	(4)	(877)	2,116
2025	2,347	(1)	(900)	1,446
2026	1,884	—	(926)	958
2027	1,408	—	(953)	455
Thereafter	6,892	—	(7,993)	(1,101)
Total remaining acquisition accounting fair value adjustments at March 31, 2022	$22,797	$(69)	$(13,126)	$9,602

ASSET QUALITY

Overview

During the first quarter of 2022, nonperforming assets (“NPAs”) as a percentage of loans decreased 2 basis points from the prior quarter and remained low at 0.23% at March 31, 2022. Accruing past due loan levels as a percentage of total loans held for investment at March 31, 2022 decreased 1 basis point as compared to December 31, 2021, and were 3 basis points lower than at March 31, 2021. Net charge-offs were insignificant for the first quarter of 2022 and the fourth quarter of 2021. The allowance for credit losses (“ACL”) totaled $110.6 million at March 31, 2022, a $2.8 million increase from the prior quarter primarily due to increased uncertainty in the macroeconomic outlook and the impact of loan growth in the first quarter of 2022.

Nonperforming Assets

At March 31, 2022, NPAs totaled $30.7 million, a decrease of $2.1 million from December 31, 2021. NPAs as a percentage of total outstanding loans at March 31, 2022 were 0.23%, a decrease of 2 basis points from December 31, 2021.

The following table shows a summary of NPA balances at the quarter ended (dollars in thousands):

	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Nonaccrual loans	$29,032	$31,100	$35,472	$36,399	$41,866
Foreclosed properties	1,696	1,696	1,696	1,696	2,344
Total nonperforming assets	$30,728	$32,796	$37,168	$38,095	$44,210

The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	March 31,	December 31,	September 30,	June 30,	March 31,
	2022	2021	2021	2021	2021
Beginning Balance	$31,100	$35,472	$36,399	$41,866	$42,448
Net customer payments	(4,132)	(5,068)	(4,719)	(9,307)	(4,133)
Additions	2,087	1,294	4,177	4,162	3,821
Charge-offs	(23)	(598)	(385)	(183)	(270)
Loans returning to accruing status	—	—	—	(153)	—
Transfers to foreclosed property	—	—	—	14	—
Ending Balance	$29,032	$31,100	$35,472	$36,399	$41,866

Past Due Loans

Past due loans still accruing interest totaled $29.6 million or 0.22% of total loans held for investment at March 31, 2022, compared to $29.9 million or 0.23% of total loans held for investment at December 31, 2021, and $36.0 million or 0.25% of total loans held for investment at March 31, 2021. Of the total past due loans still accruing interest, $8.2 million or 0.06% of total loans held for investment were loans past due 90 days or more at March 31, 2022, compared to $9.1 million or 0.07% of total loans held for investment at December 31, 2021, and $9.8 million or 0.07% of total loans held for investment at March 31, 2021.

Net Charge-offs

Net charge-offs were insignificant and less than 0.01% of total average loans on an annualized basis for the quarter ended March 31, 2022, compared to $511,000 or 0.02% for the fourth quarter of 2021, and $1.2 million or 0.03% for the first quarter of 2021.

Provision for Credit Losses

For the quarter ended March 31, 2022, the Company recorded a provision for credit losses of $2.8 million, compared to a negative provision for credit losses of $1.0 million in the previous quarter, and a negative provision for credit losses of $13.6 million recorded during the same quarter in 2021. The provision for credit losses for the first quarter of 2022 reflected a provision of $2.8 million for loan losses and no provision for unfunded commitments.

Allowance for Credit Losses

At March 31, 2022, the ACL was $110.6 million and included an allowance for loan and lease losses (“ALLL”) of $102.6 million and a reserve for unfunded commitments (“RUC”) of $8.0 million. The ACL at March 31, 2022 increased $2.8 million from December 31, 2021, primarily due to increased uncertainty in the macroeconomic outlook and the impact of loan growth in the first quarter of 2022.

The ACL and ALLL as a percentage of total loans was 0.82% and 0.76%, respectively, at March 31, 2022, consistent with December 31, 2021.

NONINTEREST INCOME

Noninterest income declined $6.2 million to $30.2 million for the quarter ended March 31, 2022 from $36.4 million in the prior quarter, primarily due to a $5.1 million gain from the sale of Visa, Inc. Class B common stock recorded in the prior quarter, a decrease in unrealized gains on equity method investments of $1.4 million, a $589,000 decline in bank owned life insurance revenue due to death benefit proceeds received in the prior quarter, a decrease of $217,000 in interchange fees due to a decline in transaction volumes, a decrease in mortgage banking income of $213,000 due to a seasonal decline in mortgage origination volumes, and a $212,000 decline in service charges on deposit accounts. These noninterest category declines were partially offset by an increase in loan interest rate swap fee income of $2.4 million due to higher transaction volumes.

NONINTEREST EXPENSE

Noninterest expense decreased $14.6 million to $105.3 million for the quarter ended March 31, 2022 from $119.9 million in the prior quarter, primarily driven by a decrease in restructuring expenses, as the prior quarter reflected $16.5 million related to the closure of the Company’s operations center and the consolidation of 16 branches that was completed in March 2022, compared to $5.5 million of similar expenses this quarter. In addition, noninterest expenses declined in several expense categories from the prior quarter including a decrease in technology and data processing expenses of $747,000 primarily driven by a software contract termination cost incurred in the prior quarter, a reduction of $590,000 in professional services expenses associated with strategic projects, a $434,000 decrease in equipment expenses, and a decrease in marketing and advertising expenses of $382,000. Partially offsetting these expense reductions, salaries and benefits expense increased by $328,000 during the first quarter, as seasonal increases in payroll related taxes and 401(k) contribution expenses in the first quarter of 2022 were offset by a decrease in performance based variable incentive compensation and profit-sharing expenses.

INCOME TAXES

The effective tax rate for the three months ended March 31, 2022 was 17.5%, compared to 14.4% for the three months ended December 31, 2021, reflecting the impact of changes in the proportion of tax exempt income to pre-tax income.

BALANCE SHEET

At March 31, 2022, total assets were $19.8 billion, a decrease of $282.4 million or approximately 5.7% (annualized) from December 31, 2021, and a decrease of $72.2 million or approximately 0.4% from March 31, 2021. Total assets declined from the prior quarter due to a decrease in cash and cash equivalents of $406.2 million primarily related to the deployment of excess liquidity to fund loan growth of $263.5 million and deposit run-off of $126.8 million. In addition, the Company incurred a decrease in the investment securities portfolio of $159.5 million primarily due to a decline in the market value of the AFS securities portfolio.

At March 31, 2022, loans held for investment (net of deferred fees and costs) totaled $13.5 billion, including $67.4 million in PPP loans, an increase of $263.5 million or 8.1% (annualized) from December 31, 2021, while average loans at March 31, 2022 increased $218.4 million or 6.8% (annualized) from the prior quarter. Excluding the effects of the PPP(1), loans held for investment (net of deferred fees and costs) at March 31, 2022 increased $346.4 million or 10.8% (annualized) from December 31, 2021, and average loans increased $403.5 million or 12.8% (annualized) from the prior quarter. Loans held for investment (net of deferred fees and costs) decreased $812.9 million or 5.7% from March 31, 2021, and quarterly average loans decreased $763.3 million or 5.4% from the same period in the prior year. Excluding the effects of the PPP(1), loans held for investment (net of deferred fees and costs) at March 31, 2022 increased $632.3 million or 5.0% from the same period in the prior year, and quarterly average loans during the first quarter of 2022 increased $443.0 million or 3.5% from the same period in the prior year.

At March 31, 2022, total deposits were $16.5 billion, a decrease of $126.8 million or approximately 3.1% (annualized) from December 31, 2021, and average deposits decreased $346.8 million or 8.3% (annualized) from the prior quarter. Deposits at March 31, 2022 increased $186.2 million or 1.1% from March 31, 2021, and quarterly average deposits at March 31, 2022 increased $439.7 million or 2.7% from the same period in the prior year. The increase in deposits from the prior year was primarily due to additional liquidity of bank customers due to higher levels of government assistance programs since the start of the COVID-19 global pandemic (“COVID-19”) and increased savings. The decrease in deposits from the prior quarter is primarily attributable to maturing time deposits.

The following table shows the Company’s capital ratios at the quarters ended:

	March 31,	December 31,	March 31,
	2022	2021	2021
Common equity Tier 1 capital ratio (2)	9.86%	10.24%	10.56%
Tier 1 capital ratio (2)	10.91%	11.32%	11.70%
Total capital ratio (2)	13.79%	14.17%	14.25%
Leverage ratio (Tier 1 capital to average assets) (2)	9.08%	9.01%	9.18%
Common equity to total assets	11.79%	12.68%	12.81%
Tangible common equity to tangible assets (1)	7.21%	8.20%	8.24%

For the quarter ended March 31, 2022, the Company’s common equity to total assets capital ratio and the tangible common equity to tangible assets capital ratio decreased from the prior quarter primarily due to the unrealized losses on the AFS securities portfolio recorded in other comprehensive income due to market interest rate increases in the first quarter of 2022.

During the first quarter of 2022, the Company declared and paid a quarterly dividend on the outstanding shares of Series A Preferred Stock of $171.88 per share (equivalent to $0.43 per outstanding depositary share), consistent with the fourth quarter of 2021 and the first quarter of 2021. During the first quarter of 2022, the Company also declared and paid cash dividends of $0.28 per common share, consistent with the fourth quarter of 2021, and an increase of $0.03, or approximately 12.0%, compared to the first quarter of 2021.

On December 10, 2021, the Company’s Board of Directors authorized a Repurchase Program to purchase up to $100 million of the Company’s common stock through December 9, 2022 in open market transactions or privately negotiated transactions, including pursuant to a trading plan in accordance with Rule 10b5-1 and / or Rule 10b-18 under the Exchange Act. The Repurchase Program followed a prior $125 million share repurchase authorization that was approved by the Company’s Board of Directors during the second quarter of 2021 and was fully utilized by September 30, 2021. During the quarter ended March 31, 2022, the Company repurchased an aggregate of approximately 630,000 shares (or $25.0 million), at an average price of $39.73. No shares were repurchased during the quarter ended December 31, 2021.

(1) These are financial measures not calculated in accordance with generally accepted accounting principles (“GAAP”). For a reconciliation of these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

(2) All ratios at March 31, 2022 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.

(*) Number and amount of PPP loans processed for forgiveness are rounded and approximate values.

ABOUT ATLANTIC UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Atlantic Union Bankshares Corporation (Nasdaq: AUB) is the holding company for Atlantic Union Bank. Atlantic Union Bank has 114 branches and approximately 130 ATMs located throughout Virginia, and in portions of Maryland and North Carolina. Certain non-bank financial services affiliates of Atlantic Union Bank include: Atlantic Union Equipment Finance, Inc., which provides equipment financing; Dixon, Hubard, Feinour & Brown, Inc., which provides investment advisory services; Atlantic Union Financial Consultants, LLC, which provides brokerage services; and Union Insurance Group, LLC, which offers various lines of insurance products.

FIRST QUARTER 2022 EARNINGS RELEASE CONFERENCE CALL

The Company will hold a conference call and webcast for analysts on Thursday, April 21, 2022 at 9:00 a.m. Eastern Time during which management will review the first quarter 2022 financial results and provide an update on recent activities. Interested parties may participate in the call toll-free by dialing (866) 220-4170; international callers wishing to participate may do so by dialing (864) 663-5235. The conference ID number is 7067425. Management will conduct a listen-only webcast with accompanying slides, which can be found at: https://edge.media-server.com/mmc/p/9ct7u2eq.

A replay of the webcast, and the accompanying slides, will be available on the Company’s website for 90 days at: https://investors.atlanticunionbank.com/.

NON-GAAP FINANCIAL MEASURES

In reporting the results as of and for the periods ended March 31, 2022, the Company has provided supplemental performance measures on a tax-equivalent, tangible, operating, adjusted or pre-tax pre-provision basis. These non-GAAP financial measures are a supplement to GAAP, which is used to prepare the Company’s financial statements, and should not be considered in isolation or as a substitute for comparable measures calculated in accordance with GAAP. In addition, the Company’s non-GAAP financial measures may not be comparable to non-GAAP financial measures of other companies. The Company uses the non-GAAP financial measures discussed herein in its analysis of the Company’s performance. The Company’s management believes that these non-GAAP financial measures provide additional understanding of ongoing operations, enhance comparability of results of operations with prior periods and show the effects of significant gains and charges in the periods presented without the impact of items or events that may obscure trends in the Company’s underlying performance. For a reconciliation of these measures to their most directly comparable GAAP measures and additional information about these non-GAAP financial measures, see Alternative Performance Measures (non-GAAP) section of the Key Financial Results.

FORWARD-LOOKING STATEMENTS

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include, without limitation, statements made in Mr. Asbury’s quotes, statements regarding the Company’s outlook on future economic conditions and the impacts of the COVID-19 pandemic and statements that include, projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such forward-looking statements are based on certain assumptions as of the time they are made, and are inherently subject to known and unknown risks, uncertainties, and other factors, some of which cannot be predicted or quantified, that may cause actual results, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” “may,” “view,” “opportunity,” “potential,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual future results, performance, or achievements of, or trends affecting, the Company will not differ materially from any projected future results, performance, achievements or trends expressed or implied by such forward-looking statements. Actual future results, performance, achievements or trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to the effects of or changes in:

●	market interest rates and the impacts on macroeconomic conditions, customer and client behavior and the Company’s funding costs;
●	higher inflation and its impacts;
●	general economic and financial market conditions, in the United States generally and particularly in the markets in which the Company operates and which its loans are concentrated, including the effects of declines in real estate values, an increase in unemployment levels and slowdowns in economic growth, including as a result of COVID-19;
●	the quality or composition of the loan or investment portfolios and changes therein;
●	demand for loan products and financial services in the Company’s market area;
●	the Company’s ability to manage its growth or implement its growth strategy;
●	the effectiveness of expense reduction plans;
●	the introduction of new lines of business or new products and services;
●	the Company’s ability to recruit and retain key employees;
●	real estate values in the Bank’s lending area;

●	an insufficient ACL;
●	changes in accounting principles, including without limitation, relating to the CECL methodology;
●	the Company’s liquidity and capital positions;
●	concentrations of loans secured by real estate, particularly commercial real estate;
●	the effectiveness of the Company’s credit processes and management of the Company’s credit risk;
●	the Company’s ability to compete in the market for financial services and increased competition from fintech companies;
●	technological risks and developments, and cyber threats, attacks, or events;
●	the potential adverse effects of unusual and infrequently occurring events, such as weather-related disasters, terrorist acts, geopolitical conflicts (such as the ongoing conflict between Russia and Ukraine) or public health events (such as COVID-19), and of governmental and societal responses thereto; these potential adverse effects may include, without limitation, adverse effects on the ability of the Company's borrowers to satisfy their obligations to the Company, on the value of collateral securing loans, on the demand for the Company's loans or its other products and services, on supply chains and methods used to distribute products and services, on incidents of cyberattack and fraud, on the Company’s liquidity or capital positions, on risks posed by reliance on third-party service providers, on other aspects of the Company's business operations and on financial markets and economic growth;
●	the effect of steps the Company takes in response to COVID-19, the severity and duration of the pandemic, the uncertainty regarding new variants of COVID-19 that have emerged, the speed and efficacy of vaccine and treatment developments, the impact of loosening or tightening of government restrictions, the pace of recovery when the pandemic subsides and the heightened impact it has on many of the risks described herein;
●	the discontinuation of LIBOR and its impact on the financial markets, and the Company’s ability to manage operational, legal and compliance risks related to the discontinuation of LIBOR and implementation of one or more alternate reference rates,
●	performance by the Company’s counterparties or vendors;
●	deposit flows;
●	the availability of financing and the terms thereof;
●	the level of prepayments on loans and mortgage-backed securities;
●	legislative or regulatory changes and requirements, including the impact of the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act, as amended by the Consolidated Appropriations Act, 2021, and other legislative and regulatory reactions to COVID-19;
●	potential claims, damages, and fines related to litigation or government actions, including litigation or actions arising from the Company’s participation in and administration of programs related to COVID-19, including, among other things, under the CARES Act, as amended by the CAA;
●	the effects of changes in federal, state or local tax laws and regulations;
●	monetary and fiscal policies of the U.S. government, including policies of the U.S. Department of the Treasury and the Federal Reserve;
●	changes to applicable accounting principles and guidelines; and
●	other factors, many of which are beyond the control of the Company.

Please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 and related disclosures in other filings, which have been filed with the SEC and are available on the SEC’s website at www.sec.gov. All risk factors and uncertainties described herein should be considered in evaluating forward-looking statements, all forward-looking statements made in this press release are expressly qualified by the cautionary statements contained or referred to herein, and undue reliance should not be placed on such forward-looking statements. The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on the Company or its businesses or operations. Forward-looking statements speak only as of the date they are made. The Company does not intend or assume any obligation to update, revise or clarify any forward-looking statements that may be made from time to time by or on behalf of the Company, whether as a result of new information, future events or otherwise.

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS (UNAUDITED)

(Dollars in thousands, except share data)

	As of & For Three Months Ended
	03/31/22	12/31/21	03/31/21
Results of Operations
Interest and dividend income	$138,456	$147,456	$147,673
Interest expense	7,525	9,129	12,775
Net interest income	130,931	138,327	134,898
Provision for credit losses	2,800	(1,000)	(13,624)
Net interest income after provision for credit losses	128,131	139,327	148,522
Noninterest income	30,153	36,417	30,985
Noninterest expenses	105,321	119,944	111,937
Income before income taxes	52,963	55,800	67,570
Income tax expense	9,273	8,021	11,381
Net income	43,690	47,779	56,189
Dividends on preferred stock	2,967	2,967	2,967
Net income available to common shareholders	$40,723	$44,812	$53,222

Interest earned on earning assets (FTE) (1)	$141,792	$150,684	$150,726
Net interest income (FTE) (1)	134,267	141,555	137,951
Total revenue (FTE) (1)	164,420	177,972	168,936
Pre-tax pre-provision adjusted operating earnings (8)	61,271	66,199	69,487

Key Ratios
Earnings per common share, diluted	$0.54	$0.59	$0.67
Return on average assets (ROA)	0.89%	0.94%	1.16%
Return on average equity (ROE)	6.66%	6.98%	8.38%
Return on average tangible common equity (ROTCE) (2) (3)	11.53%	11.98%	14.58%
Efficiency ratio	65.38%	68.64%	67.48%
Net interest margin	2.97%	3.03%	3.09%
Net interest margin (FTE) (1)	3.04%	3.10%	3.16%
Yields on earning assets (FTE) (1)	3.22%	3.30%	3.46%
Cost of interest-bearing liabilities	0.26%	0.30%	0.43%
Cost of deposits	0.11%	0.12%	0.23%
Cost of funds	0.18%	0.20%	0.30%

Operating Measures (4)
Adjusted operating earnings	$48,041	$56,784	$68,466
Adjusted operating earnings available to common shareholders	45,074	53,817	65,499
Adjusted operating earnings per common share, diluted	$0.60	$0.71	$0.83
Adjusted operating ROA	0.98%	1.11%	1.41%
Adjusted operating ROE	7.32%	8.30%	10.21%
Adjusted operating ROTCE (2) (3)	12.69%	14.25%	17.77%
Adjusted operating efficiency ratio (FTE) (1)(7)	58.86%	57.96%	54.83%

Per Share Data
Earnings per common share, basic	$0.54	$0.59	$0.67
Earnings per common share, diluted	0.54	0.59	0.67
Cash dividends paid per common share	0.28	0.28	0.25
Market value per share	36.69	37.29	38.36
Book value per common share	31.12	33.80	32.37
Tangible book value per common share (2)	18.10	20.79	19.78
Price to earnings ratio, diluted	16.75	15.93	14.12
Price to book value per common share ratio	1.18	1.10	1.19
Price to tangible book value per common share ratio (2)	2.03	1.79	1.94
Weighted average common shares outstanding, basic	75,544,644	75,654,336	78,863,468
Weighted average common shares outstanding, diluted	75,556,127	75,667,759	78,884,235
Common shares outstanding at end of period	75,335,956	75,663,648	79,006,331

	As of & For Three Months Ended
	03/31/22	12/31/21	03/31/21
Capital Ratios
Common equity Tier 1 capital ratio (5)	9.86%	10.24%	10.56%
Tier 1 capital ratio (5)	10.91%	11.32%	11.70%
Total capital ratio (5)	13.79%	14.17%	14.25%
Leverage ratio (Tier 1 capital to average assets) (5)	9.08%	9.01%	9.18%
Common equity to total assets	11.79%	12.68%	12.81%
Tangible common equity to tangible assets (2)	7.21%	8.20%	8.24%

Financial Condition
Assets	$19,782,430	$20,064,796	$19,854,612
Loans held for investment (net of deferred fees and costs)	13,459,349	13,195,843	14,272,280
Securities	4,027,185	4,186,475	3,317,442
Earning Assets	17,731,089	18,030,138	17,889,174
Goodwill	935,560	935,560	935,560
Amortizable intangibles, net	40,273	43,312	53,471
Deposits	16,484,223	16,611,068	16,298,017
Borrowings	504,032	506,594	563,600
Stockholders' equity	2,498,335	2,710,071	2,709,732
Tangible common equity (2)	1,356,145	1,564,842	1,554,344

Loans held for investment, net of deferred fees and costs
Construction and land development	$969,059	$862,236	$884,303
Commercial real estate - owner occupied	2,007,671	1,995,409	2,083,155
Commercial real estate - non-owner occupied	3,875,681	3,789,377	3,671,471
Multifamily real estate	723,940	778,626	842,906
Commercial & Industrial	2,540,680	2,542,243	3,599,884
Residential 1-4 Family - Commercial	569,801	607,337	658,051
Residential 1-4 Family - Consumer	824,163	816,524	816,916
Residential 1-4 Family - Revolving	568,403	560,796	563,786
Auto	499,855	461,052	406,349
Consumer	171,875	176,992	215,711
Other Commercial	708,221	605,251	529,748
Total loans held for investment	$13,459,349	$13,195,843	$14,272,280

Deposits
NOW accounts	$4,121,257	$4,176,032	$3,612,135
Money market accounts	4,151,155	4,249,858	4,244,092
Savings accounts	1,166,922	1,121,297	991,418
Time deposits of $250,000 and over	365,796	452,193	619,040
Other time deposits	1,309,030	1,404,364	1,764,933
Time deposits	1,674,826	1,856,557	2,383,973
Total interest-bearing deposits	$11,114,160	$11,403,744	$11,231,618
Demand deposits	5,370,063	5,207,324	5,066,399
Total deposits	$16,484,223	$16,611,068	$16,298,017

Averages
Assets	$19,920,368	$20,236,889	$19,686,854
Loans held for investment (net of deferred fees and costs)	13,300,789	13,082,412	14,064,123
Loans held for sale	14,636	26,775	63,022
Securities	4,198,582	3,998,058	3,209,377
Earning assets	17,885,018	18,138,285	17,692,095
Deposits	16,514,375	16,861,219	16,074,650
Time deposits	1,766,657	1,941,420	2,490,432
Interest-bearing deposits	11,286,277	11,489,510	11,491,129
Borrowings	511,722	445,344	574,678
Interest-bearing liabilities	11,797,999	11,934,854	12,065,807
Stockholders' equity	2,660,984	2,715,610	2,719,941
Tangible common equity (2)	1,517,325	1,568,828	1,562,575

		As of & For Three Months Ended
		03/31/22	12/31/21	03/31/21
Asset Quality
Allowance for Credit Losses (ACL)
Beginning balance, Allowance for loan and lease losses (ALLL)		$99,787	$101,798	$160,540
Add: Recoveries		1,513	1,720	2,469
Less: Charge-offs		1,509	2,231	3,641
Add: Provision for loan losses		2,800	(1,500)	(16,457)
Ending balance, ALLL		$102,591	$99,787	$142,911

Beginning balance, Reserve for unfunded commitment (RUC)		$8,000	$7,500	$10,000
Add: Provision for unfunded commitments		—	500	2,833
Ending balance, RUC		$8,000	$8,000	$12,833
Total ACL		$110,591	$107,787	$155,744

ACL / total outstanding loans		0.82%	0.82%	1.09%
ACL / total adjusted loans(9)		0.83%	0.83%	1.22%
ALLL / total outstanding loans		0.76%	0.76%	1.00%
ALLL / total adjusted loans(9)		0.77%	0.76%	1.12%
Net charge-offs / total average loans		0.00%	0.02%	0.03%
Net charge-offs / total adjusted average loans(9)		0.00%	0.02%	0.04%
Provision for loan losses/ total average loans		0.09%	(0.05)%	(0.47)%
Provision for loan losses/ total adjusted average loans(9)		0.09%	(0.05)%	(0.52)%
	`
Nonperforming Assets (6)
Construction and land development		$869	$2,697	$2,637
Commercial real estate - owner occupied		4,865	5,637	7,016
Commercial real estate - non-owner occupied		3,287	3,641	1,958
Multifamily real estate		—	113	—
Commercial & Industrial		1,975	1,647	2,023
Residential 1-4 Family - Commercial		2,239	2,285	9,190
Residential 1-4 Family - Consumer		12,039	11,397	14,770
Residential 1-4 Family - Revolving		3,371	3,406	3,853
Auto		333	223	303
Consumer		54	54	116
Nonaccrual loans		$29,032	$31,100	$41,866
Foreclosed property		1,696	1,696	2,344
Total nonperforming assets (NPAs)		$30,728	$32,796	$44,210
Construction and land development		$1	$299	$189
Commercial real estate - owner occupied		2,396	1,257	3,180
Commercial real estate - non-owner occupied		1,735	433	817
Commercial & Industrial		763	1,897	654
Residential 1-4 Family - Commercial		878	990	576
Residential 1-4 Family - Consumer		1,147	3,013	3,041
Residential 1-4 Family - Revolving		1,065	882	917
Auto		192	241	154
Consumer		70	120	248
Loans ≥ 90 days and still accruing		$8,247	$9,132	$9,776
Total NPAs and loans ≥ 90 days		$38,975	$41,928	$53,986
NPAs / total outstanding loans		0.23%	0.25%	0.31%
NPAs / total adjusted loans(9)		0.23%	0.25%	0.35%
NPAs / total assets		0.16%	0.16%	0.22%
ALLL / nonaccrual loans		353.37%	320.86%	341.35%
ALLL/ nonperforming assets		333.87%	304.27%	323.25%

	As of & For Three Months Ended
	03/31/22	12/31/21	03/31/21
Past Due Detail (6)
Construction and land development	$170	$1,357	$865
Commercial real estate - owner occupied	5,081	1,230	3,426
Commercial real estate - non-owner occupied	79	1,965	1,055
Multifamily real estate	124	84	187
Commercial & Industrial	1,382	1,161	3,086
Residential 1-4 Family - Commercial	827	1,844	1,803
Residential 1-4 Family - Consumer	5,890	3,368	6,831
Residential 1-4 Family - Revolving	1,157	1,493	1,397
Auto	1,508	1,866	1,035
Consumer	467	689	595
Other Commercial	1,270	37	407
Loans 30-59 days past due	$17,955	$15,094	$20,687
Construction and land development	$—	$—	$473
Commercial real estate - owner occupied	—	152	514
Commercial real estate - non-owner occupied	223	127	1,413
Multifamily real estate	—	—	81
Commercial & Industrial	745	1,438	613
Residential 1-4 Family - Commercial	251	272	798
Residential 1-4 Family - Consumer	1,018	2,925	808
Residential 1-4 Family - Revolving	651	363	284
Auto	183	249	165
Consumer	201	186	314
Other Commercial	95	—	88
Loans 60-89 days past due	$3,367	$5,712	$5,551

Past Due and still accruing	$29,569	$29,938	$36,014
Past Due and still accruing / total loans	0.22%	0.23%	0.25%

Troubled Debt Restructurings
Performing	$12,157	$10,313	$13,670
Nonperforming	7,552	7,642	6,058
Total troubled debt restructurings	$19,709	$17,955	$19,728

Alternative Performance Measures (non-GAAP)
Net interest income (FTE) (1)
Net interest income (GAAP)	$130,931	$138,327	$134,898
FTE adjustment	3,336	3,228	3,053
Net interest income (FTE) (non-GAAP)	$134,267	$141,555	$137,951
Noninterest income (GAAP)	30,153	36,417	30,985
Total revenue (FTE) (non-GAAP)	$164,420	$177,972	$168,936

Average earning assets	$17,885,018	$18,138,285	$17,692,095
Net interest margin	2.97%	3.03%	3.09%
Net interest margin (FTE)	3.04%	3.10%	3.16%

Tangible Assets (2)
Ending assets (GAAP)	$19,782,430	$20,064,796	$19,854,612
Less: Ending goodwill	935,560	935,560	935,560
Less: Ending amortizable intangibles	40,273	43,312	53,471
Ending tangible assets (non-GAAP)	$18,806,597	$19,085,924	$18,865,581

Tangible Common Equity (2)
Ending equity (GAAP)	$2,498,335	$2,710,071	$2,709,732
Less: Ending goodwill	935,560	935,560	935,560
Less: Ending amortizable intangibles	40,273	43,312	53,471
Less: Perpetual preferred stock	166,357	166,357	166,357
Ending tangible common equity (non-GAAP)	$1,356,145	$1,564,842	$1,554,344

Average equity (GAAP)	$2,660,984	$2,715,610	$2,719,941
Less: Average goodwill	935,560	935,560	935,560
Less: Average amortizable intangibles	41,743	44,866	55,450
Less: Average perpetual preferred stock	166,356	166,356	166,356
Average tangible common equity (non-GAAP)	$1,517,325	$1,568,828	$1,562,575

ROTCE (2)(3)
Net income available to common shareholders (GAAP)	$40,723	$44,812	$53,222
Plus: Amortization of intangibles, tax effected	2,401	2,548	2,947
Net income available to common shareholders before amortization of intangibles (non-GAAP)	$43,124	$47,360	$56,169

Return on average tangible common equity (ROTCE)	11.53%	11.98%	14.58%

	As of & For Three Months Ended
	03/31/22	12/31/21	03/31/21
Operating Measures (4)
Net income (GAAP)	$43,690	$47,779	$56,189
Plus: Net loss related to balance sheet repositioning, net of tax	—	—	11,609
Less: Gain on sale of securities, net of tax	—	—	62
Less: Gain on Visa, Inc. Class B common stock, net of tax	—	4,058	—
Plus: Branch closing and facility consolidation costs, net of tax	4,351	13,063	730
Adjusted operating earnings (non-GAAP)	48,041	56,784	68,466
Less: Dividends on preferred stock	2,967	2,967	2,967
Adjusted operating earnings available to common shareholders (non-GAAP)	$45,074	$53,817	$65,499

Noninterest expense (GAAP)	$105,321	$119,944	$111,937
Less: Amortization of intangible assets	3,039	3,225	3,730
Less: Losses related to balance sheet repositioning	—	—	14,695
Less: Branch closing and facility consolidation costs	5,508	16,536	924
Adjusted operating noninterest expense (non-GAAP)	$96,774	$100,183	$92,588

Noninterest income (GAAP)	$30,153	$36,417	$30,985
Less: Gain on sale of securities	—	—	78
Less: Gain on Visa, Inc. Class B common stock	—	5,137	—
Adjusted operating noninterest income (non-GAAP)	$30,153	$31,280	$30,907

Net interest income (FTE) (non-GAAP) (1)	$134,267	$141,555	$137,951
Adjusted operating noninterest income (non-GAAP)	30,153	31,280	30,907
Total adjusted revenue (FTE) (non-GAAP) (1)	$164,420	$172,835	$168,858

Efficiency ratio	65.38%	68.64%	67.48%
Adjusted operating efficiency ratio (FTE) (1)(7)	58.86%	57.96%	54.83%

Operating ROTCE (2)(3)(4)
Adjusted operating earnings available to common shareholders (non-GAAP)	$45,074	$53,817	$65,499
Plus: Amortization of intangibles, tax effected	2,401	2,548	2,947
Adjusted operating earnings available to common shareholders before amortization of intangibles (non-GAAP)	$47,475	$56,365	$68,446

Average tangible common equity (non-GAAP)	$1,517,325	$1,568,828	$1,562,575
Adjusted operating return on average tangible common equity (non-GAAP)	12.69%	14.25%	17.77%

Pre-tax pre-provision adjusted operating earnings (8)
Net income (GAAP)	$43,690	$47,779	$56,189
Plus: Provision for credit losses	2,800	(1,000)	(13,624)
Plus: Income tax expense	9,273	8,021	11,381
Plus: Net loss related to balance sheet repositioning	—	—	14,695
Less: Gain on sale of securities	—	—	78
Less: Gain on Visa, Inc. Class B common stock	—	5,137	—
Plus: Branch closing and facility consolidation costs	5,508	16,536	924
Pre-tax pre-provision adjusted operating earnings (non-GAAP)	$61,271	$66,199	$69,487
Less: Dividends on preferred stock	2,967	2,967	2,967
Pre-tax pre-provision adjusted operating earnings available to common shareholders (non-GAAP)	$58,304	$63,232	$66,520

Weighted average common shares outstanding, diluted	75,556,127	75,667,759	78,884,235
Pre-tax pre-provision earnings per common share, diluted	$0.77	$0.84	$0.84

Adjusted Loans (9)
Loans held for investment (net of deferred fees and costs) (GAAP)	$13,459,349	$13,195,843	$14,272,280
Less: PPP adjustments (net of deferred fees and costs)	67,444	150,363	1,512,714
Total adjusted loans (non-GAAP)	$13,391,905	$13,045,480	$12,759,566

Average loans held for investment (net of deferred fees and costs) (GAAP)	$13,300,789	$13,082,412	$14,064,123
Less: Average PPP adjustments (net of deferred fees and costs)	103,041	288,204	1,309,326
Total adjusted average loans (non-GAAP)	$13,197,748	$12,794,208	$12,754,797

	As of & For Three Months Ended
	03/31/22	12/31/21	03/31/21
Mortgage Origination Held for Sale Volume (10)
Refinance Volume	$33,201	$46,575	$118,918
Purchase Volume	58,295	71,969	67,957
Total Mortgage loan originations held for sale	$91,496	$118,544	$186,875
% of originations held for sale that are refinances	36.3%	39.3%	63.6%

Wealth
Assets under management (AUM)	$6,519,974	$6,741,022	$6,056,475

Other Data
End of period full-time employees	1,853	1,876	1,869
Number of full-service branches	114	130	129
Number of automatic transaction machines (ATMs)	132	148	153

(1)	These are non-GAAP financial measures. Net interest income (FTE) and total adjusted revenue (FTE), which are used in computing net interest margin (FTE) and adjusted operating efficiency ratio (FTE), respectively, provide valuable additional insight into the net interest margin and the efficiency ratio by adjusting for differences in tax treatment of interest income sources. The entire FTE adjustment is attributable to interest income on earning assets, which is used in computing yield on earning assets. Interest expense and the related cost of interest-bearing liabilities and cost of funds ratios are not affected by the FTE components.
(2)	These are non-GAAP financial measures. Tangible assets and tangible common equity are used in the calculation of certain profitability, capital, and per share ratios. The Company believes tangible assets, tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.
(3)	These are non-GAAP financial measures. The Company believes that ROTCE is a meaningful supplement to GAAP financial measures and useful to investors because it measures the performance of a business consistently across time without regard to whether components of the business were acquired or developed internally.
(4)
(4)
These are non-GAAP financial measures. Adjusted operating measures exclude the gains or losses related to balance sheet repositioning (principally composed of gains and losses on debt extinguishment), gains or losses on sale of securities, gains on the sale of Visa, Inc. Class B common stock, as well as branch closing and facility consolidation costs (principally composed of real estate, leases and other assets write downs, gains or losses on related real estate sales, as well as severance associated with branch closing and corporate expense reduction initiatives). The Company believes these non-GAAP adjusted measures provide investors with important information about the continuing economic results of the organization’s operations. Prior periods reflect adjustments for previously announced branch closing and corporate expense reduction initiatives.

(5)	All ratios at March 31, 2022 are estimates and subject to change pending the Company’s filing of its FR Y9-C. All other periods are presented as filed.
(6)	These balances reflect the impact of the CARES Act and the joint guidance issued by the five federal bank regulatory agencies and the Conference of State Bank Supervisors on March 22, 2020, as subsequently revised on April 7, 2020, which provides relief for TDR designations and also provides guidance on past due reporting for modified loans.
(7)	The adjusted operating efficiency ratio (FTE) excludes the amortization of intangible assets, gains or losses on sale of securities, gains on the sale of Visa, Inc. Class B common stock, gains or losses related to balance sheet repositioning (principally composed of gains and losses on debt extinguishment), as well as branch closing and facility consolidation costs. This measure is similar to the measure utilized by the Company when analyzing corporate performance and is also similar to the measure utilized for incentive compensation. The Company believes this adjusted measure provides investors with important information about the combined economic results of the organization’s operations. Prior periods reflect adjustments for previously announced branch closing and corporate expense reduction initiatives.
(8)	This is a non-GAAP financial measure. Pre-tax pre-provision adjusted earnings excludes the provision for credit losses, which can fluctuate significantly from period-to-period under the CECL methodology, income tax expense, gains or losses related to balance sheet repositioning (principally composed of gains and losses on debt extinguishment), gains or losses on sale of securities, gains on the sale of Visa, Inc. Class B common stock, as well as branch closing and facility consolidation costs. The Company believes this adjusted measure provides investors with important information about the combined economic results of the organization’s operations. Prior periods reflect adjustments for previously announced branch closing and corporate expense reduction initiatives.
(9)	These are non-GAAP financial measures. PPP adjustment impact excludes the unforgiven portion of PPP loans. The Company believes loans held for investment (net of deferred fees and costs), excluding PPP is useful to investors as it provides more clarity on the Company’s organic growth. The Company also believes that the related non-GAAP financial measures of past due loans still accruing interest as a percentage of total loans held for investment (net of deferred fees and costs), excluding PPP, are useful to investors as loans originated under the PPP carry a Small Business Administration (“SBA”) guarantee. The Company believes that the ALLL as a percentage of loans held for investment (net of deferred fees and costs), excluding PPP, is useful to investors because of the size of the Company’s PPP originations and the impact of the embedded credit enhancement provided by the SBA guarantee.
(10)	The period ended March 31, 2021 has been restated to adjust for certain mortgage loans held for investment that were previously included.

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	March 31,	December 31,	March 31,
	2022	2021	2021
ASSETS	(unaudited)	(audited)	(unaudited)
Cash and cash equivalents:
Cash and due from banks	$178,225	$180,963	$155,972
Interest-bearing deposits in other banks	213,140	618,714	244,593
Federal funds sold	4,938	2,824	315
Total cash and cash equivalents	396,303	802,501	400,880
Securities available for sale, at fair value	3,193,280	3,481,650	2,697,043
Securities held to maturity, at carrying value	756,872	628,000	543,575
Restricted stock, at cost	77,033	76,825	76,824
Loans held for sale, at fair value	21,227	20,861	49,082
Loans held for investment, net of deferred fees and costs	13,459,349	13,195,843	14,272,280
Less: allowance for loan and lease losses	102,591	99,787	142,911
Total loans held for investment, net	13,356,758	13,096,056	14,129,369
Premises and equipment, net	130,998	134,808	161,478
Goodwill	935,560	935,560	935,560
Amortizable intangibles, net	40,273	43,312	53,471
Bank owned life insurance	434,012	431,517	328,627
Other assets	440,114	413,706	478,703
Total assets	$19,782,430	$20,064,796	$19,854,612
LIABILITIES
Noninterest-bearing demand deposits	$5,370,063	$5,207,324	$5,066,399
Interest-bearing deposits	11,114,160	11,403,744	11,231,618
Total deposits	16,484,223	16,611,068	16,298,017
Securities sold under agreements to repurchase	115,027	117,870	105,522
Other short-term borrowings	—	—	168,000
Long-term borrowings	389,005	388,724	290,078
Other liabilities	295,840	237,063	283,263
Total liabilities	17,284,095	17,354,725	17,144,880
Commitments and contingencies
STOCKHOLDERS' EQUITY
Preferred stock, $10.00 par value	173	173	173
Common stock, $1.33 par value	99,651	100,101	104,493
Additional paid-in capital	1,786,640	1,807,368	1,918,991
Retained earnings	803,354	783,794	649,574
Accumulated other comprehensive income (loss)	(191,483)	18,635	36,501
Total stockholders' equity	2,498,335	2,710,071	2,709,732
Total liabilities and stockholders' equity	$19,782,430	$20,064,796	$19,854,612

Common shares outstanding	75,335,956	75,663,648	79,006,331
Common shares authorized	200,000,000	200,000,000	200,000,000
Preferred shares outstanding	17,250	17,250	17,250
Preferred shares authorized	500,000	500,000	500,000

ATLANTIC UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands, except share data)

	Three Months Ended
	March 31,	December 31,	March 31,
	2022	2021	2021
Interest and dividend income:
Interest and fees on loans	$114,200	$125,195	$128,006
Interest on deposits in other banks	131	401	77
Interest and dividends on securities:
Taxable	13,666	11,757	10,353
Nontaxable	10,459	10,103	9,237
Total interest and dividend income	138,456	147,456	147,673
Interest expense:
Interest on deposits	4,483	4,915	9,128
Interest on short-term borrowings	21	17	48
Interest on long-term borrowings	3,021	4,197	3,599
Total interest expense	7,525	9,129	12,775
Net interest income	130,931	138,327	134,898
Provision for credit losses	2,800	(1,000)	(13,624)
Net interest income after provision for credit losses	128,131	139,327	148,522
Noninterest income:
Service charges on deposit accounts	7,596	7,808	5,509
Other service charges, commissions and fees	1,655	1,625	1,701
Interchange fees	1,810	2,027	1,847
Fiduciary and asset management fees	7,255	7,239	6,475
Mortgage banking income	3,117	3,330	8,255
Gains on securities transactions	—	—	78
Bank owned life insurance income	2,697	3,286	2,265
Loan-related interest rate swap fees	3,860	1,443	1,754
Other operating income	2,163	9,659	3,101
Total noninterest income	30,153	36,417	30,985
Noninterest expenses:
Salaries and benefits	58,298	57,970	52,660
Occupancy expenses	6,883	7,013	7,315
Furniture and equipment expenses	3,597	4,031	3,968
Technology and data processing	7,796	8,543	6,904
Professional services	4,090	4,680	4,960
Marketing and advertising expense	2,163	2,545	2,044
FDIC assessment premiums and other insurance	2,485	2,684	2,307
Other taxes	4,499	4,436	4,436
Loan-related expenses	1,776	1,715	1,877
Amortization of intangible assets	3,039	3,225	3,730
Loss on debt extinguishment	—	—	14,695
Other expenses	10,695	23,102	7,041
Total noninterest expenses	105,321	119,944	111,937
Income before income taxes	52,963	55,800	67,570
Income tax expense	9,273	8,021	11,381
Net income	$43,690	$47,779	$56,189
Dividends on preferred stock	2,967	2,967	2,967
Net income available to common shareholders	$40,723	$44,812	$53,222

Basic earnings per common share	$0.54	$0.59	$0.67
Diluted earnings per common share	$0.54	$0.59	$0.67

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS) (UNAUDITED)

	For the Quarter Ended
	March 31, 2022			December 31, 2021
	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)	Average Balance	Interest Income / Expense (1)	Yield / Rate (1)(2)
Assets:
Securities:
Taxable	$2,617,156	$13,666	2.12%	$2,492,935	$11,757	1.87%
Tax-exempt	1,581,426	13,240	3.40%	1,505,123	12,788	3.37%
Total securities	4,198,582	26,906	2.60%	3,998,058	24,545	2.44%
Loans, net (3) (4)	13,300,789	114,602	3.49%	13,082,412	125,505	3.81%
Other earning assets	385,647	284	0.30%	1,057,815	634	0.24%
Total earning assets	$17,885,018	$141,792	3.22%	$18,138,285	$150,684	3.30%
Allowance for loan and lease losses	(100,342)			(99,940)
Total non-earning assets	2,135,692			2,198,544
Total assets	$19,920,368			$20,236,889

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Transaction and money market accounts	$8,376,766	$1,324	0.06%	$8,447,579	$1,208	0.06%
Regular savings	1,142,854	55	0.02%	1,100,511	56	0.02%
Time deposits (5)	1,766,657	3,104	0.71%	1,941,420	3,651	0.75%
Total interest-bearing deposits	11,286,277	4,483	0.16%	11,489,510	4,915	0.17%
Other borrowings (6)	511,722	3,042	2.41%	445,344	4,214	3.75%
Total interest-bearing liabilities	$11,797,999	$7,525	0.26%	$11,934,854	$9,129	0.30%

Noninterest-bearing liabilities:
Demand deposits	5,228,098			5,371,709
Other liabilities	233,287			214,716
Total liabilities	$17,259,384			$17,521,279
Stockholders' equity	2,660,984			2,715,610
Total liabilities and stockholders' equity	$19,920,368			$20,236,889
Net interest income		$134,267			$141,555

Interest rate spread			2.96%			3.00%
Cost of funds			0.18%			0.20%
Net interest margin			3.04%			3.10%

(1)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 21%.
(2)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $2.3 million and $4.4 million for the three months ended March 31, 2022 and December 31, 2021, respectively, in accretion of the fair market value adjustments related to acquisitions.
(5)	Interest expense on time deposits includes amortization of $10,000 and $11,000 for the three months ended
March 31, 2022 and December 31, 2021, respectively, for the fair market value adjustments related to acquisitions.
(6)	Interest expense on borrowings includes $203,000 for both the three months ended March 31, 2022 and December 31, 2021, in amortization of the fair market value adjustments related to acquisitions.